Exhibit 10.7

SECOND AMENDMENT TO INVESTOR RIGHTS AGREEMENT

This SECOND AMENDMENT TO INVESTOR RIGHTS AGREEMENT (this “Second Amendment”), entered into and dated  August 10, 2009,  is made by and among Lime Energy Co., a Delaware corporation (the “Company”), and the holders of the Term Notes due May 31, 2010 (“Notes”), issued by the Company (such holder is referred to herein as the “Lender,” and collectively as the “Lenders”).

R E C I T A L S

A.            Lenders and the Company are parties to that certain Investor Rights Agreement, dated as of May 29, 2007 (the “Original Agreement”), as amended by the Amendment to Investor Rights Agreement, dated as of September 13, 2007 (the “First Amendment”; the Original Agreement as amended by the First Amendment, the “Agreement”).

B.            The Company plans to file a registration statement on Form S-1 for a public offering (“2009 Public Offering”) of shares of its common stock, par value $0.0001 per share (“Common Stock”).

C.            The Agreement currently provides that Lenders may convert any or all of their Notes into shares of Common Stock at a price equal to $7.00 per share (the “Conversion Price”), which Conversion Price takes into effect the adjustment for the Company’s 1-for-7 reverse stock split effected January 28, 2008.

D.            The Lenders and the Company desire to amend the Agreement to provide that Lenders, except for Richard P. Kiphart, may elect to convert all or a portion of the outstanding principal amount of their respective Loans into shares of Common Stock at a conversion price equal to the lower of (i) the Conversion Price and (ii) the public offering price per share of the Common Stock sold in the 2009 Public Offering (the “2009 Offering Price”) less the underwriting discount per share.

E.             Richard P. Kiphart (“Kiphart”) and the Company desire to amend the Agreement to provide that Kiphart may on August 10, 2009, elect to convert all or a portion of the outstanding principal amount of his Loan into shares of Common Stock, at a conversion price equal to the lower of (i) the Conversion Price and (ii) the Fair Market Value of a share of Common Stock on the date of this Second Amendment.

F.             Pursuant to Section 8(c) of the Agreement, the Agreement may be amended only by written execution of all the Lenders and the Company.

NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements contained herein, the parties hereby agree as follows:

ARTICLE I
AMENDMENTS TO AGREEMENT

1.1           Section 1.  Section 1 of the Agreement is hereby amended by adding the following definition of “2009 Public Offering” thereto:

“2009 Public Offering” means the public offering of shares of the Company’s Common Stock registered under the Securities Act on Form S-1 that results in gross proceeds to the Company of not less than $20 million by no later than December 31, 2009.”

1.2           Section 3.  Section 3 of the Agreement is hereby amended to delete and restate clause (e) thereto to read as follows:

“(e)         Upon the Company’s receipt of a notice of conversion from a Lender under clause (a) above or clause (g) below, upon automatic conversion under clause (b) above, or as of the date such conversion shall be deemed effective, if at all, under clause (f) below, such Lender shall be deemed for all corporate purposes to have become the holder of record of the shares of Common Stock with respect to which such conversion occurs (which, for purposes of clause (a) and clause (g) shall be the date specified in the notice given with respect to a conversion under clause (a) or clause (g), as applicable), irrespective of the date of delivery of certificates evidencing such shares.”

1.3.          Section 3.  Section 3 of the Agreement is hereby amended to add the following clause (f) and clause (g) to read as follows:

“(f)          At the option of any Lender (except Richard P. Kiphart), exercisable by written notice received by the Company not less than two (2) days prior to the filing with the SEC of the Company’s Registration Statement in connection with the 2009 Public Offering,  such Lender may convert  all or a portion of the outstanding principal amount of such Lender’s Loan into shares of the Common Stock at the lower of (i) the Conversion Price and (ii) the 2009 Offering Price less the underwriting discount per share, with such conversion deemed to be effective immediately prior to the closing of the 2009 Public Offering.  If the closing of the 2009 Public Offering shall not have occurred by December 31, 2009, then the election to convert made by any Lender pursuant to this Section 3(f) shall be deemed automatically revoked and null and void, unless otherwise agreed upon in writing by such Lender and the Company.

(g)           Without limiting the rights of Richard P. Kiphart under Section 3(a) above, at the option of Mr. Kiphart, exercisable on August 10, 2009, by written notice received by the Company, Mr. Kiphart may convert all or a portion of the outstanding principal amount of such Lender’s Loan into shares of  Common Stock at the Fair Market Value of a share of Common Stock determined on August 10, 2009, the date of the Second Amendment to Investor Rights Agreement.”

ARTICLE II
EFFECTIVENESS; TERMINATION

2.1           Effectiveness.  This Second Amendment shall be effective upon the date first set forth above.

2.2           Termination of Election to Convert.  Except as to Kiphart, if the Company fails to raise $20 million in gross proceeds in the 2009 Public Offering by December 31, 2009, then any election to convert made by a Lender pursuant to Section 3(f) shall terminate automatically as of January  1, 2010, and shall be null and void, unless otherwise agreed upon in writing by such Lender and the Company.

ARTICLE III
MISCELLANEOUS

3.1           No Further Amendment.  Other than as expressly amended by this Second Amendment, all terms and conditions of the Agreement shall remain in full force effect.

3.2           Reference to “Agreement”.  Each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “hereon,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Second Amendment.

3.3           Counterparts.  This Second Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Each party need not sign the same counterpart.  Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Second Amendment.

3.4           Headings.  The headings used in this Second Amendment are used for convenience only and are not to be considered in construing or interpreting this Second Amendment.

3.5           Successors and Assigns.  The terms and conditions of this Second Amendment shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

3.6           Independent Counsel.  Each party acknowledges that it has been encouraged to retain its counsel and has been represented by counsel of its own choice in connection with this Second Amendment and the transactions contemplated herein or declined to do so.  Each party acknowledges that Rutter Hobbs & Davidoff Incorporated (“RHD”) has represented only the Company and not represented any Lender in connection with this Second Amendment and the transactions contemplated herein.  RHD is an intended third party beneficiary of this Section 3.6.

3.7           Entire Agreement; Third Party Beneficiaries.  This Second Amendment (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person, other than the parties hereto and RHD pursuant to Section 3.6 above, any rights or remedies hereunder.

3.8           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Second Amendment shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

3.9           Miscellaneous.  All of the recitals at the beginning of this Second Amendment are hereby incorporated into and made a part of this Second Amendment.

[REMAINDER OF DOCUMENT ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to Investor Rights Agreement as of the day and year first above written.

LIME ENERGY CO.

By:	/s/ Jeffrey R. Mistarz
Name: Jeffrey R. Mistarz
Title: Executive Vice President and Chief Financial Officer

LENDERS

By:	/s/ Richard P. Kiphart	By:	/s/ Ned Jannotta
Name:Richard P. Kiphart		Name:Ned Jannotta

By:	/s/ James McMullan	By:	/s/ Conrad Fischer
Name:James McMullan		Name:Conrad Fischer

By:	/s/ Mark Brady	By:	/s/ James Hickey
Name:Mark Brady		Name:James Hickey

By:	/s/ John Ettleson	By:	/s/ Rebecca Kiphart
Name:John Ettleson		Name:Rebecca Kiphart

By:	/s/ Brent Felitto	By:	/s/ Robert Fix
Name:Brent Felitto		Name:Robert Fix

By:	/s/ Fred Fischer
Name:Fred Fischer